Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Announces Collaboration with the National Cancer Institute’s
Division of Cancer Treatment and Diagnosis
for the
Development of PPI-2458

Waltham, MA — December 10, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced that the Drug Development Group of the National Cancer Institute’s (“NCI”) Division of Cancer Treatment and Diagnosis (“DCTD”) has approved a collaboration for the clinical development of the Company’s proprietary compound PPI-2458, a methionine aminopeptidase type-2 (MetAP2) inhibitor.  The Company is currently studying this compound in a Phase 1 clinical trial in non-Hodgkin’s lymphoma (NHL) patients.

Under the Clinical Trials Agreement, the Company will work with the NCI’s DCTD to establish a clinical development plan for PPI-2458 targeting various forms of cancer.  The NCI’s DCTD will solicit proposals from investigators and will then sponsor clinical trials at various institutions with intramural and/or extramural clinical investigators.

Commenting on the agreement, Marc B. Garnick, M.D., PRAECIS’  Executive Vice President and Chief Medical Officer stated, “We are extremely excited about this collaboration with the NCI’s DCTD, which underscores the importance of PPI-2458 as a potential new oral cancer therapeutic.  This agreement will allow for the significant and timely expansion of information about both the safety and activity of PPI-2458 in broad populations of patients with cancer.

From a clinical perspective, the collaborative efforts of the NCI’s group of extramural and/or intramural investigators with PRAECIS’ research and clinical groups will define the optimal pathway for the development of this novel compound.  We are gratified to have the opportunity to work with the world’s most experienced investigators, whose mission is to develop important therapeutics for patients suffering with cancer.”

PPI-2458 is a novel, proprietary molecule based on the fumagillin class of compounds that have been shown to prevent both abnormal cell growth and the formation of new blood vessels (known as anti-angiogenesis), which contribute to the growth of aberrant tissues in diseases such as cancer and Rheumatoid Arthritis (RA).  The dose-limiting toxicity associated with certain fumagillin derivatives has largely prevented their clinical development.  In preclinical studies, PPI-2458 has demonstrated the potent activity of this class of compounds, and has been shown to have an improved toxicity profile.

Data recently presented by the Company on the B16F10 xenograft mouse model showed that PPI-2458 significantly inhibited tumor growth and that the degree of growth inhibition was directly linked to the level of MetAP2 inhibition by PPI-2458.  Data presented separately by the NCI on the anti-angiogenic activity of PPI-2458 and its in vivo efficacy in a variety of xenograft animal models of human cancer favorably compared the activity of PPI-2458 to that of another compound in this class known as TNP-470.  These data were presented at the November 2003 joint meeting of the American Association for Cancer Research, National Cancer Institute and the European Organization for Research and Treatment of Cancer International Conference on Molecular Targets and Cancer Therapeutics held in Boston, MA.

In April 2003, the Company filed an Investigational New Drug application for PPI-2458 and has recently initiated its Phase 1 clinical trial in NHL patients.  This trial is an open-label, dose escalation study designed to determine the maximum tolerated dose of PPI-2458 in this patient population and will utilize a proprietary assay developed by PRAECIS to examine MetAP2 inhibition at each dose level.  The trial is expected to be completed over the next 12 months.

There are approximately 50,000 new cases of NHL in the United States annually, and approximately 25,000 deaths from NHL each year.  The PPI-2458 trial will include patients with diffuse large B-cell lymphoma and follicular lymphoma.  These two types of NHL represent approximately half of all NHL cases with the United States.

The collaboration with the NCI’s DCTD will facilitate the Company’s commitment to pursue development of PPI-2458 in multiple oncology indications outside of NHL.  In addition, the Company is evaluating the potential utility of PPI-2458 in treating autoimmune diseases, including RA.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  In the United States, PRAECIS has received approval from the United States Food and Drug Administration to market Plenaxis™ (abarelix for injectable suspension). PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma and endometriosis, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the initiation of clinical trials for PPI-2458 with the National Cancer Institute’s Division of Cancer Treatment and Diagnosis, as well as the continuation of a clinical trial in non-Hodgkin’s lymphoma patients and the potential initiation of trials in the future in autoimmune diseases.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the timing and content of decisions made by the United States Food and Drug Administration (FDA), the need for additional research and testing, including as a result of unanticipated determinations by the FDA, and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.